                                                                      EXHIBIT 99

(LOGO)

United Bancorp, Inc.

P. O. BOX 10 - MARTINS FERRY, OHIO 43935 - Phone: 740/633-BANK  Fax:740/633-1448

We are United to Better Serve You

PRESS RELEASE

UNITED BANCORP, INC.

201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contact: James W. Everson              Randall M. Greenwood
         Chairman, President and CEO   Senior Vice President, CFO and Treasurer

Phone:   (740) 633-0445 Ext. 120       (740) 633-0445 Ext. 181
         ceo@unitedbancorp.com         cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE: 4:00 PM         February 2, 2007

SUBJECT: UNITED BANCORP, INC. REPORTS EARNINGS PER SHARE OF $0.15 FOR THE THREE
         MONTHS ENDED DECEMBER 31, 2006 AND $0.45 FOR THE YEAR ENDED DECEMBER 31, 2006 AND ANNOUNCES AFFILIATE CONSOLIDATION PLAN

MARTINS FERRY, OHIO - - - United Bancorp, Inc. (NASDAQ: UBCP), headquartered in Martins Ferry, Ohio reported earnings of $676,000 for the three months ended December 31, 2006, compared to $764,000 for the three months ended December 31, 2005. On a per share basis, basic earnings were $0.15 for the three months ended December 31, 2006 compared to $0.17 for the same period in 2005. Earnings for 2006 were $0.45 per share, compared to $0.71 in 2005. UBCP Chairman, President and CEO James W. Everson stated "We are pleased with the positive progression of our earnings for the fourth quarter as compared to the earnings reported in the second and third quarters of this year. Our fourth quarter earnings of $676,000, reflecting a substantial improvement over the two previous quarters, were once again negatively impacted by $264,000 of increased provisioning and asset disposal costs at our Community Bank affiliate. These additional costs reduced the Company's after-tax earnings by approximately $0.04 per share for the fourth quarter. On a positive note, during the latter part of 2006 the overall economic environment in which The Citizens Bank operates continued to improve and show signs of economic expansion/stabilization in the steel, coal and aluminum industries."

Randall M. Greenwood, Senior Vice President, CFO and Treasurer, of UBCP stated "The Company's 2006 earnings represented an annualized 0.50% return on assets ("ROA") and a 6.61% return on equity ("ROE"). The Company's earnings for 2006 were negatively impacted by increased provisioning, as well as by continued pressure on the Company's net interest margin which is a current industry challenge. Without the additional expense items, ROA would have been 0.74% and ROE of 9.83% for the year ended December 31, 2006. The net interest margin of the Company continued to decrease during 2006; however, the growth of the average loan portfolio of approximately $9.5 million, and an increase in the Company's investment portfolio of $9.7 million did help offset the margin compression. We also continued to see strong deposit growth of approximately $23.1 million, or 7.5%, for 2006."

Everson continued, "We are pleased with our progress over the past nine months as we have worked to improve the future profitability of our Company. The events of 2006 have required our Company's senior management team to rapidly reassess corporate strengths and weaknesses. We have taken immediate actions that are now showing positive results, which reflect in our Company's quarterly earnings increases these past three quarters. The focus of our efforts has resulted in a restructuring of our balance sheet and elimination of problem credits through additional loan loss provisions. These $1.5 million pre-tax initiatives during the year at Community negatively impacted our Company's 2006 after-tax earnings by $0.22 per share.

We see continued earnings improvement during 2007 as we carry out our action plan of keeping our Community Bank franchise as a division and consolidating the charters of our two affiliates into The Citizens Bank. This plan has been endorsed by The Community Bank Board who recognizes that The Citizen Bank has a demonstrated compliant and responsible management team with strong financial performance consistently ranking in the top quadrant of its peer group." Everson concluded by stating, "We are optimistic regarding our 2007 earnings as we see a more normalized earnings stream as well as operational efficiencies to be gained by this consolidation."

United Bancorp, Inc. is headquartered in Martins Ferry, Ohio and is a multi-bank holding company with total assets of approximately $422.1 million and total shareholder's equity of approximately $31.1 million as of December 31, 2006. Affiliates of UBCP include The Citizens Savings Bank and The Community Bank with seventeen banking offices, and an Operations Center located in Ohio serving Athens, Belmont, Carroll, Fairfield, Harrison, Hocking, Jefferson and Tuscarawas Counties. The Company trades on The NASDAQ Capital Market tier of the Nasdaq Stock Market under the symbol UBCP, Cusip #909911109.

                     UNITED BANCORP, INC. MARTINS FERRY, OH
                                  Symbol "UBCP"


                                                          FOR THE THREE MONTHS
                                                           ENDED DECEMBER 31,
                                                        -----------------------      %
                                                           2006         2005       CHANGE
                                                        ----------   ----------   -------
EARNINGS
   Total interest income                                $    6,423   $    5,855      9.70%
   Total interest expense                                    3,466        2,607     32.95%
                                                        ----------   ----------
   Net interest income                                       2,957        3,248     -8.96%
   Provision for loan losses                                   328           84    290.48%
   Service charges on deposit accounts                         473          366     29.23%
   Net realized (losses)/gains of sales on securities            1          (27)  -103.70%
   Net realized gains on sale of loans                           3            5    -40.00%
   Other noninterest income                                    299          269    -14.87%
   Total noninterest income                                    706          613     15.17%
   Total noninterest expense                                 2,543        2,839    -10.43%
   Income tax expense                                          116          174    -33.33%
                                                        ----------   ----------
   Net income                                                  676   $      764    -11.52%

PER SHARE
   Earnings per common share - Basic                    $     0.15   $     0.17    -11.76%
   Earnings per common share - Diluted                        0.15         0.17    -11.76%
   Cash Dividends paid                                        0.13         0.12      8.33%

SHARES OUTSTANDING
   Average - Basic                                       4,587,000    4,195,294        --
   Average - Diluted                                     4,587,689    4,200,222        --


                                                         FOR THE TWELVE MONTHS
                                                           ENDED DECEMBER 31,
                                                        -----------------------      %
                                                           2006         2005       CHANGE
                                                        ----------   ----------   -------
EARNINGS
   Total interest income                                $   25,279   $   22,181     13.97%
   Total interest expense                                   12,837        9,146     40.36%
                                                        ----------   ----------
   Net interest income                                      12,442       13,035     -4.55%
   Provision for loan losses                                 1,384          412    235.92%
   Service charges on deposit accounts                       1,497        1,339     11.80%
   Net realized losses of sales on securities                 (349)         (52)   571.15%
   Net realized gains on sale of loans                          17           21    -19.05%
   Other noninterest income                                  1,132        1,034      9.48%
   Total noninterest income                                  2,297        2,342     -1.92%
   Total noninterest expense                                11,046       10,763      2.63%
   Income tax expense                                          241          909    -73.49%
                                                        ----------   ----------
   Net income                                           $    2,068   $    3,293    -37.20%

PER SHARE
   Earnings per common share - Basic                    $     0.45   $     0.71    -36.62%
   Earnings per common share - Diluted                        0.45         0.71    -36.62%
   Cash Dividends paid                                        0.48         0.43     11.63%
   Book value (end of period)                                 7.73         7.06      9.49%

SHARES OUTSTANDING
   Average - Basic                                       4,551,256    4,608,809        --
   Average - Diluted                                     4,552,054    4,620,205        --

AT QUARTER END
   Total assets                                         $  422,061   $  411,933      2.46%
   Total assets (average)                                  414,181      403,174      2.73%
   Other real estate and repossessions                         794        1,244    -36.17%
   Gross loans                                             231,517      232,011     -0.21%
   Allowance for loan losses                                 2,345        2,904    -19.25%
   Net loans                                               229,172      229,107      0.03%
   Net loans charged off                                     1,936          503    284.89%
   Non-performing loans                                      3,432        1,144    200.00%
   Average loans                                           234,436      224,945      4.22%
   Total deposits                                          330,005      306,915      7.52%
   Securities and other restricted stock                   156,234      146,514      6.63%
   Shareholders' equity                                     31,100       32,480     -4.25%
   Shareholders' equity(average)                            31,266       32,885     -4.92%

STOCK DATA
   Market value - last close (end of period)            $     9.96   $    11.05     -9.86%
   Dividend payout ratio                                    106.67%       60.56%    76.12%
   Price earnings ratio                                      16.33X       15.56X     4.91%

KEY PERFORMANCE RATIOS
   Return on average assets (ROA)                             0.05%        0.82%   -38.87%
   Return on average equity (ROE)                             6.61%       10.01%   -33.95%
   Net interest margin (FTE)                                  3.24%        3.59%    -9.75%
   Interest expense to average assets                         4.13%        2.27%    82.17%
   Total allowance loans losses to
      nonperforming loans                                    68.33%      253.85%   -73.08%
   Total allowance loan losses to total loans                 1.01%        1.25%   -19.08%
   Nonperforming loans to total loans                         1.48%        0.49%   202.53%
   Nonperforming assets to total assets                       1.00%        0.58%    72.72%

Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements which are based on various assumptions (some of which are beyond the Company's control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.